Exhibit 10.1

BUSINESS LOAN AGREEMENT

This Business Loan Agreement (“Agreement”) is entered into as of the date set forth below between the undersigned borrower (“Borrower”) and MUFG Union Bank, N.A. (“Bank”) with respect to each and every loan, advance or other extension of credit (whether one or more, collectively referred to as the “Loan”) from Bank to Borrower. In consideration of the Loan, Borrower and Bank agree to the following terms and conditions:

1.	THE LOAN.

1.1	The Note. The Loan is evidenced by one or more promissory notes or other evidences of indebtedness, including each amendment, substitution or other modification or restatement thereof, which are incorporated herein by this reference (whether one or more, collectively referred to as the “Note”).

1.2	Unused Commitment Fee. On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three-month period thereafter, Borrower shall pay to Bank a fee of one-quarter of one percent (0.25%) per year on the unused portion of the Revolving Loan for the preceding quarter, computed on the basis of a 360 day year for actual days elapsed.

1.3	Term Loan Availability Period. For any portion of the Loan that is a term loan, loan proceeds shall be available as provided in the applicable Note.

1.4	Collateral. The payment and performance of all obligations of Borrower under this Agreement and the other Loan Documents are and shall be secured during the term of the Loan by a perfected first priority security interest in such real or personal property as may be required by Bank.

1.5	Guaranty. The payment and performance of all obligations and liabilities of Borrower to Bank, including without limitation the obligations and liabilities of Borrower to Bank under this Agreement and the other Loan Documents, are and shall be during the term of the Loan guaranteed by certain parties, as may be required by Bank (whether one or more, “Guarantor”).

1.6	Subordination. Certain other obligations of Borrower are and shall be subordinated during the term of the Loan to the repayment of the Loan and all other obligations of Borrower to Bank pursuant to one or more subordination agreements in favor of Bank executed and delivered by certain parties, as may be required by Bank.

2.	CONDITIONS TO AVAILABILITY OF THE LOAN. Before Bank is obligated to disburse all or any portion of the Loan or otherwise extend credit under the Loan, (a) Bank shall have received the Note and every other document required by Bank in connection with the Loan, each of which must be in form and substance satisfactory to Bank (together with this Agreement, collectively referred to as the “Loan Documents”), (b) Bank shall have received confirmation of the perfection of its security interest in any collateral for the Loan, (c) Bank shall have received payment of any fee required in connection with the Loan, and (d) at the time of and immediately after giving effect to the disbursement of the Loan or extension of credit, there shall not exist any Event of Default or any event, condition or act which with notice or lapse of time, or both, would constitute an Event of Default .

3.	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for an extension of credit under the Loan shall be deemed a representation and warranty by Borrower made on the date of such request) that:

3.1	Borrower is an individual or Borrower is duly organized and existing under the laws of the state of its organization and is duly qualified to conduct business in each jurisdiction in which its business is conducted;

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3.2	The execution, delivery and performance of the Loan Documents to which Borrower is a party are within Borrower’s power, have been duly authorized, are legal, valid and binding obligations of Borrower, and are not in conflict with the terms of any charter, bylaw or other organization papers of Borrower or with any law, indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected;

3.3	All financial statements and other financial information submitted by Borrower to Bank are true and correct in all material respects, and there has been no material adverse change in Borrower’s financial condition since the date of the latest of such financial statements;

3.4	Borrower is properly licensed and in good standing in each state in which Borrower is doing business, and Borrower has complied with all laws and regulations affecting Borrower, including without limitation each applicable fictitious business name statute;

3.5	No event has occurred which is, or with the giving of notice or the lapse of time, or both, would become, an Event of Default (as such term is defined in Article 5 hereinbelow);

3.6	Borrower is not engaged in the business of extending credit for the purpose of, and no part of the Loan will be used, directly or indirectly, for, purchasing or carrying margin stock within the meaning of Federal Reserve Board Regulation U;

3.7	Borrower is not aware of any fact, occurrence or circumstance that Borrower has not disclosed to Bank in writing which has, or could reasonably be expected to have, a material adverse effect on Borrower’s ability to repay the Loan or perform its obligations under the Loan Documents; and

3.8	Proceeds of the Loan shall be used exclusively for commercial and business purposes, and that no Loan proceeds shall be used for personal, family, or household purposes .

3.9	Borrower is in compliance with all applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower. Notwithstanding the foregoing sentence, laws, rules, ordinances or regulations pertaining to (A) economic and trade sanctions administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, (B) anti-money laundering laws, including the Bank Secrecy Act, as amended and supplemented by Title III of the USA Patriot Act, and (C) anti -corruption and anti-bribery laws including the U.S. Foreign Corrupt Practices Act shall be deemed to materially affect the operations or financial condition of Borrower.

3.10	Borrower is not a person (or owned or controlled by a person) listed on the Specially Designated Nationals and Blocked Persons or the Consolidated Sanctions lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and Borrower has no dealings with, either directly or indirectly, comprehensively-sanctioned jurisdictions.

4.	COVENANTS. Borrower agrees, so long as the Loan or any commitment to make any advance or extension of credit under the Loan is outstanding and until full and final payment of all sums outstanding under any Loan Document, that Borrower will:

4.1	Maintain or achieve the following:

(a)	A ratio of Total Debt to EBITDA of not greater than 3.00:1.00 to be measured as of the end of each fiscal quarter. As used herein, the term “EBITDA” shall mean Borrower’s earnings before interest, taxes, depreciation and amortization for the twelve (12) month period immediately preceding the date of calculation;

(b)	Net profit after taxes of not less than One Million Dollars ($1,000,000), to be measured as of the end of each fiscal year of Borrower for the twelve (12) month period immediately preceding the date of measurement;

(c)	No net loss after taxes for more than two (2) consecutive fiscal quarters as reported at the close of each fiscal quarter.

All accounting terms used in this Agreement shall have the definitions given them by generally accepted accounting principles, unless otherwise defined herein.

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4.2	Give written notice to Bank within 15 days after the occurrence of any of the following:

(a)	Any litigation or arbitration proceeding affecting Borrower where the amount in controversy is Two Hundred Fifty Thousand ($250,000) or more;

(b)	Any material dispute which may exist between Borrower and any government regulatory body or law enforcement body;

(c)	Any Event of Default or any event which, upon the giving of notice or the lapse of time, or both, would become an Event of Default;

(d)	Any other matter which has resulted or is likely to result in a material adverse change in Borrower’s financial condition or operations;

(e)	Any change in Borrower’s name, state of organization, or state where Borrower has its chief executive office or principal place of business; and

(f)	The establishment of any new place of business or the discontinuance of any existing place of business.

4.3	Furnish to Bank an income statement, balance sheet, and statement of retained earnings, with supportive schedules (collectively, “Financial Statement”), and any other financial information requested by Bank, prepared in accordance with generally accepted accounting principles and in a form satisfactory to Bank as follows:

(a)	Within forty five (45) days after the close of each fiscal quarter, Borrower’s consolidated Financial Statement as of the close of such fiscal quarter;

(b)	Within one hundred twenty (120) days after the close of each fiscal year, a copy of Borrower’s annual consolidated Financial Statement, prepared on an Audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank;

(c)	A certification of compliance with all covenants under this Agreement, executed by Borrower’s duly authorized officer, in form acceptable to Bank, is to accompany each audited fiscal year end statement and quarterly statements.

(d)	Within forty five (45) days after the close of each quarter, copies of the agings of Borrower’s accounts receivable and accounts payable, each in form and substance acceptable to Bank.

(e)	Promptly upon request and prior to any permitted acquisitions, a pro forma balance sheet and income statement.

(f)	Promptly upon request, such other financial information as may be requested by Bank.

4.4	Pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the other Loan Documents, and all amendments and modifications thereto, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorney s’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

4.5	Maintain and preserve Borrower’s existence, present form of business and all rights, privileges and franchises necessary or desirable in the normal course of its business and keep all of Borrower’s properties in good working order and condition.

4.6	Maintain and keep in force insurance with companies acceptable to Bank and in such amounts and types, including without limitation fire and public liability insurance, as is usual in the business carried on by Borrower, or as Bank may reasonably request. Each such insurance policy shall be in form and substance satisfactory to Bank.

4.7	Maintain adequate books, accounts and records and prepare all Financial Statements required hereunder in accordance with generally accepted accounting principles, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower’s business and permit employees or agents of Bank at any reasonable time to inspect Borrower’s assets and properties, and to examine or audit Borrower’s books, accounts and records and make copies and memoranda thereof.

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4.8	At all times comply with, or cause to be complied with, including through the use of proceeds of the Loan, (i) all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Borrower’s business including without limitation, laws, statutes, rules, regulations, orders and directions of any governmental authority pertaining to (A) economic and trade sanctions administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, (B) anti-money laundering laws, including the Bank Secrecy Act, as amended and supplemented by Title III of the USA Patriot Act, and (C) anti-corruption and anti-bribery laws including the U.S. Foreign Corrupt Practices Act, and (ii) all material agreements to which Borrower is a party.

4.9	Except as provided in this Agreement, or in the ordinary course of its business as currently conducted, not make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner, or extend credit.

4.10	Not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with top ratings of Moody’s Investor’s Service, Inc. or Standard & Poor’s Ratings Division, a division of McGraw-Hill, Inc., provided that all such permitted investments shall mature within one (1) year of purchase.

4.11	Not create, assume or suffer to exist any mortgage, encumbrance, security interest, pledge or lien (“Lien”) on Borrower’s real or personal property, whether now owned or hereafter acquired, or upon the income or profits thereof except the following: (a) Liens, if any, in favor of Bank; (b) Liens for taxes or other items not delinquent or contested in good faith; or (c) other Liens securing indebtedness which does not exceed Two Hundred Fifty Thousand ($250,000) in the aggregate at any one time outstanding.

4.12	Not sell or discount any account receivable or evidence of indebtedness, except to Bank, or not borrow any money or become contingently liable for money borrowed, except pursuant to agreements made with Bank.

4.13	Neither liquidate, dissolve, enter into any consolidation, merger, division, partnership, or other combination; nor convey, sell or lease all or the greater part of its assets or business; nor purchase or lease all or the greater part of the assets or business of another person or entity.

4.14	Not engage in any business activities or operations substantially different from or unrelated to its present business activities and operations.

4.15	Not, in any single fiscal year of Borrower, expend or incur obligations of more than Two Hundred Fifty Thousand ($250,000) for the acquisition of fixed or capital assets.

4.16	Not, in any single fiscal year of Borrower, enter into any lease of real or personal property which would cause Borrower’s aggregate annual obligations under all such real and personal property leases to exceed N/A.

4.17	Promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion may deem necessary, and promptly supply Bank with such other information concerning the affairs of Borrower as Bank may request from time to time.

5.	EVENTS OF DEFAULT. The occurrence of any of the following events (collectively, “Events of Default” and individually, an “Event of Default”) shall terminate any obligation on the part of Bank to make or continue the Loan and shall automatically, unless otherwise provided under the Loan Documents, make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notice or demand:

5.1	Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the Loan Documents; or

5.2	Any default shall occur under the Note or any of the other Loan Documents; or

5.3	Borrower shall default in the due performance or observance of any covenant or condition contained in this Agreement or any of the other Loan Documents; or

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5.4	Any guaranty or subordination agreement required hereunder shall be breached or become ineffective, or any Guarantor or subordinating creditor shall die or disavow or attempt to revoke or terminate such guaranty or subordination agreement; or

5.5	There shall be a change in ownership or control of 10% or more of the issued and outstanding stock or equity interests of Borrower or any Guarantor (or, if Borrower is a partnership, there is a change in ownership or control of any general partner’s interest).

5.6	Any representation or warranty made or deemed made by Borrower or any Guarantor in connection with this Agreement or any Loan Document shall prove to have been incorrect in any respect when made or deemed made.

6.	MISCELLANEOUS.

6.1	The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers, and remedies given to Bank by law against Borrower or any other person or entity, including but not limited to Bank’s rights of setoff or banker’s lien.

6.2	Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

6.3	The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, and any assignment by Borrower without Bank’s consent shall be null and void.

6.4	This Agreement and all other agreements and instruments required by Bank in connection herewith shall be governed by and construed according to the laws of the State of California, provided however, that with respect to any married individual signing this Agreement or any other Loan Document who is not a resident of the State of Arizona, this Section shall not be a contractual choice of the community property laws of the State of Arizona.

6.5	If any provision of this Agreement shall be determined to be illegal or unenforceable, all other provisions hereof nevertheless shall be effective. In the event of any conflict between any provision of this Agreement and any provision of any other Loan Document, the provision of such Loan Document shall prevail.

6.6	Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan, and all prior communications, whether oral or written, between Borrower and Bank shall be of no further effect or evidentiary value.

6.7	Bank is subject to federal laws to help the government fight money laundering and terrorist financing that require Bank to obtain, verify and record information that identifies Borrower and, when applicable, Borrower’s Beneficial Owners. Beneficial Owners for these purposes means any individual holding 25% or more equity ownership of the Borrower, as well as one individual with significant responsibility to control, manage or direct the Borrower (e.g., CEO, CFO, COO, President or similar). This information includes the name, address, date of birth, and other information that will allow Bank to identify Borrower and its Beneficial Owners. By signing this Agreement, Borrower agrees to provide and consents to Bank obtaining, if necessary, from third parties, any and all information reasonably necessary to identify Borrower and its Beneficial Owners .

6.8	The Section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

6.9	This Agreement may be amended only in writing signed by all parties hereto.

6.10	This document may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. Delivery of a signature page to, or an executed counterpart of, this document by facsimile, email transmission of a scanned image, or other electronic means, shall be effective as delivery of an originally executed counterpart. The words “execution,” “signed,” “signature,” and words of like import in this document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, Electronic Signatures in Global and National Commerce Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, and the parties hereto hereby waive any objection to the contrary.

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6.11	Any notice or other communication provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) on the third business day after mailing, if mailed by first class postage prepaid, with the United States Postal Service; (c) on the next business day if sent by overnight courier service of recognized standing; (d) upon electronic confirmation of receipt, if sent by facsimile, or (e) upon delivery, if sent by electronic mail; provided that notices and other communications to Bank shall not be effective until actually received by Bank.

7.	ADDITIONAL PROVISIONS. The following additional provision(s), if any, are hereby made part of this Agreement:

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of July 30, 2021.

“Borrower”

DECISIONPOINT SYSTEMS, INC.

By:	/s/ Melinda Wohl
Melinda Wohl, Vice President Finance

Address Where Notices To Borrower Are To Be Sent:
8697 Research Drive
Irvine, CA 94618-4204
Attention: Melinda Wohl
Telephone No.: 949.465.0065 ext. 7021
E-Mail Address: mwohl@decisionpt.com

“Bank”

MUFG UNION BANK, N.A.

By:	/s/ Patrick Yorkey
Patrick Yorkey, Vice President

Address Where Notices To Bank Are To Be Sent
18300 Von Karman Avenue, Suite 310
Irvine, CA 92612
Attention: Patrick Yorkey
Telephone No: 949-553-6828
E-Mail Address: Patrick.yorkey@unionbank.com

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